Exhibit 99.1

Martha J. Deevy, Former Executive Vice President Charles Schwab & Co. Inc.,
                     Joins Digital Impact's Board

    SAN MATEO, Calif.--(BUSINESS WIRE)--Jan. 25, 2005--Digital Impact, Inc. (Nasdaq:DIGI) a leading provider of integrated digital marketing solutions for Global 2000 enterprises, today announced the appointment of Martha J. Deevy to the company's board of directors. Deevy brings to Digital Impact over twenty years of management experience in financial services and technology industries.
    "I am delighted to welcome Martha to our board," said William Park, chairman and CEO of Digital Impact. "Her extensive management experience and her proven ability to define and shape strategic direction will be a great asset to Digital Impact as we continue to expand and grow our business."
    Deevy has had an impressive career in the financial services industry. In October 2003, she retired from Charles Schwab & Co., where she was Executive Vice President of the Emerging Affluent Business Unit. Prior to joining Charles Schwab & Co. Deevy was a senior director of Business Development at Apple Computer. While at both companies she was responsible for helping to define and shape strategic directions and aggressively implementing organizational change. Deevy received an M.B.A. in Finance and Management Information Systems from University of Minnesota and a B.A. in Quantitative Economics from University of Illinois.
    "Integrated Digital Marketing is an exciting growth area, particularly for the financial services industry," said Deevy. "I look forward to sharing my vision and expertise with the Digital Impact team to help guide the company thorough its next phase of growth."

    About Digital Impact

    Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company's proprietary IMPACT(TM) platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI's Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

    CONTACT: Digital Impact, Inc.
             David Oppenheimer, 650-356-3601